Exhibit 10.4

2020 Executive Bonus Plan

Plan Effective Date

This Incentive Compensation Plan (the “Plan”) is effective during the 2020 plan year beginning on January 1, 2020 and expected to end December 31, 2020 unless other events occur outlined in the “liquidity event” section of this Agreement.

Subsequent Terms

This Plan is designed to reward contributions to company performance over a period of 12 months. If no replacement Plan is signed at the end of the Effective Period, then this Plan will automatically re-commence for a new term on the day following its expiration (“Subsequent Term”). The Subsequent Term of this Plan will continue for a period of 12 months or until otherwise communicated. The plan design may be updated and communicated following the start of the plan period.

Plan Design

Design of the Plan and related terms can be found in Appendix A. The Employee shall be entitled to be considered for a bonus under this Plan. However, the decision as to whether to pay a bonus, and the amount of any bonus, are entirely at the Company’s absolute discretion. The Employee will not be entitled to be considered for a bonus if they have left the employment of the Company or is serving out any notice given by them or by the Company to terminate their employment at the date when any bonuses are in fact paid. It is expressly agreed that the fact that the employee may have received a bonus at any time does not give rise to any expectation or entitlement to receive any bonus in the future, or as to the size of any future bonus.

Eligibility for Bonus

The Participant is not required to be employed at time of payment, which will be no later than the 15th of February following the end of the Plan Period, in order to be eligible to earn any bonus.

Leave of Absence

Any approved protected or unprotected leaves of absences shall result in the bonus payment being prorated equivalent to the percentage of time spent on leave during the plan period.

Liquidity Event

Should the Company be subject to a liquidity event such as Initial Public Offering or Acquisition (the “Event”), the Plan will be dictated by the details in the Event. If the event does not specify the Plan treatment, then the target payment will be made and prorated to the date of the Event.

Changes to Compensation Plan

The Plan supersedes all previous incentive plans, terms or arrangements between Blend and the Participant, including but not limited to any provision on the Participant’s offer letter. No statement in the Plan is to be construed as creating or implying any right to continued employment. Employee is an at-will employee. That means either Participant or Blend can terminate the employment relationship at any time, for any or no reason, with or without cause.

Employment

Nothing in the Plan shall be construed to create or imply the creation of an employment agreement for guaranteed or continued employment for any specific period of time.

To the extent permitted by law, the provision of any benefit as a result of the operation of the Plan does not create an obligation or guarantee that Blend will provide Participants with like benefits at any other time during employment with Blend. Unless prohibited by local law, any benefit paid as a result of the operation of the Plan will not form part of a Participant’s remuneration for the purposes of calculating service-related entitlements including, but not limited to, payments in respect of annual or long-service leave, termination of employment or redundancy.

Termination of Employment

In the event of Participant’s voluntary or involuntary termination, all measurement of performance under this Plan will cease. No bonus will be earned or paid under the terms of this Plan unless the end of the performance period is reached by the Participant (i.e., end of the Plan/Fiscal Year),] other events occur as outlined in the “liquidity event” section of this Plan, or a written agreement is entered into by and between Blend and the Participant.

Appendix A